Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the inclusion in this registration statement on Form SB-2 of our report dated March 30, 2005 (except for Note 12, as to which the date is April 7, 2005), on our audits of the consolidated financial statements of Houston Operating Company (a development stage company) as of December 31, 2004 and 2003 and for each of the years then ended and for the period from inception (January 1, 2003) to December 31, 2004, which report contains an explanatory paragraph related to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts."


                                           /s/ J. H. Cohn LLP


Jericho, New York
April 7, 2005